CONSENT OF THE INDEPENDENT AUDITOR



To the Board of Directors of
Cordiant Communications Group plc



We consent to the incorporation by reference in the Registration Statements No. 33-11622, No. 33-41650 and No. 333-31508, on Form S-8 of Cordiant plc filed with the Securities and Exchange Commission on 29 January 1987, 15 July 1991 and 2 March 2000, respectively, and of our report dated 7 March 2000 relating to the consolidated balance sheets of Cordiant Communications Group plc and subsidiaries, and the related consolidated statements of operation, shareholders' deficiency and other share capital, total recognised gains and losses and cash flows for each of the years in the three year period ended 31 December 1999, which report appears in the 31 December 1999 annual report on Form 20-F of Cordiant Communications Group plc.



                                                   KPMG Audit Plc
London, England                                    Chartered Accountants
19 May 2000                                        Registered Auditor